Preliminary Pricing Supplement (To the Prospectus dated July 19, 2013 and the Prospectus Supplement dated July 19, 2013)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-190038

The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying prospectus and prospectus supplement do not constitute an offer to sell these securities, and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion

Preliminary Pricing Supplement dated July 29, 2014

$[—] AutoCallable Range Accrual Notes due July 31, 2017 Linked to the Performance of the Common Stock of Tesla Motors, Inc. Global Medium-Term Notes, Series A

Terms used in this preliminary pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC

Initial Valuation Date:	July 29, 2014

Issue Date:	July 31, 2014

Final Valuation Date*:	July 26, 2017

Maturity Date*:	July 31, 2017, subject to early redemption (as set forth below)

Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 in excess thereof

Reference Asset:	The common stock of Tesla Motors, Inc. (Bloomberg ticker symbol “TSLA UW <Equity>”)

Reference Asset Return:	The performance of the Reference Asset from the Initial Price to the Final Price, calculated as follows: Final Price – Initial Price Initial Price

Automatic Call:	If, on any Call Valuation Date, the Closing Price of the Reference Asset on such Call Valuation Date is equal to or greater than its Initial Price, the Notes will be automatically called and you will receive on the Early Redemption Date a cash payment equal to 100% of the principal amount of your Notes together with any accrued and unpaid interest that may be due on such date.

Call Valuation Dates:*	The Valuation Dates scheduled to occur in the months of January, April, July and October during the term of the Notes, beginning with the Valuation Date scheduled to occur in October 2014 and ending with the Valuation Date scheduled to occur in April 2017.

Early Redemption Date:*	With respect to a Call Valuation Date, the Interest Payment Date immediately following such Call Valuation Date.

Payment at Maturity:

If the Notes are not automatically called pursuant to the “Automatic Call” provisions described above, for each $1,000 principal amount Note you will receive a cash payment (subject to our credit risk) on the stated Maturity Date, determined as follows:

•     If the Reference Asset Return is equal to or greater than -40.00%: $1,000 plus any Interest Payment due at maturity.

•     If the Reference Asset Return is less than -40.00%, an amount calculated as follows:

$1,000 + [$1,000 × Reference Asset Return]

You will also receive any Interest Payment due at maturity.

If the Reference Asset declines by more than 40% from the Initial Price to the Final Price, you will be fully exposed to such decline. As such, you may lose a portion or all of your principal at maturity.

Any payment on the Notes, including any principal protection feature, is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in this preliminary pricing supplement.

Accrual Period:	The one month period from and including the Issue Date to and including the first Valuation Date, and each successive one month period from and including one Scheduled Trading Day after the preceding Valuation Date to and including the next Valuation Date, provided that the final Accrual Period will end on, and include, the scheduled Final Valuation Date.

Interest Rate:	For each Accrual Period, the interest rate per annum will be equal to the product of (1) the Above Barrier Rate and (2) the applicable Accrual Factor.

[Summary Terms of the Notes Continue on the Next Page]

	Initial Issue Price(1)	Price to Public(1)	Agent’s Commission(2)	Proceeds to Barclays Bank PLC(2)
Per Note	$1,000	100%	3.25%	96.75%
Total	$[—]	$[—]	$[—]	$[—]

(1)	Our estimated value of the Notes on the Initial Valuation Date, based on our internal pricing models, is expected to be between $947.40 and $957.40 per Note. The estimated value is expected to be less than the initial issue price of the Notes. See “Additional Information Regarding Our Estimated Value of the Notes” on page PPS-4 of this preliminary pricing supplement.
(2)	Barclays Capital Inc., our affiliate, will receive commissions from the Issuer of up to 3.25% of the principal amount of the Notes, or up to $32.50 per $1,000 principal amount. Barclays Capital Inc. will use these commissions to pay variable selling concessions or fees (including custodial or clearing fees) to unaffiliated dealers. The actual commission received by Barclays Capital Inc. will be equal to the selling concession paid to such dealers.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-6 of the prospectus supplement and “Selected Risk Considerations” beginning on page PPS-10 of this preliminary pricing supplement.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this preliminary pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

Summary Terms, Continued

Above Barrier Rate:	9.50% per annum

Accrual Factor:

For any Accrual Period, the number of Scheduled Trading Days in that Accrual Period on which the Closing Price of the Reference Asset is greater than or equal to the Barrier Price, divided by the total number of Scheduled Trading Days in that Accrual Period.

For purposes of determining the Interest Payment, if any, payable with respect to each Accrual Period, if the Reference Asset is subject to a Market Disruption Event on any day that would otherwise be a Scheduled Trading Day during an Accrual Period, the Closing Price on such date will equal the Closing Price observed on the immediately preceding Scheduled Trading Day on which no Market Disruption Event occurred or was continuing.

See “Reference Assets—Equity Securities—Market Disruption Events Relating to Securities with an Equity Security as the Reference Asset” in the accompanying prospectus supplement for additional information on the events that will be deemed to be a Market Disruption Event.

Interest Payment:	On each monthly Interest Payment Date (unless the Notes have been automatically called), the Notes will pay an interest payment equal the product of $1,000 times the applicable Interest Rate.

Interest Payment Dates**:	Monthly, five business days following each Valuation Date, except that the final Interest Payment Date shall be the Maturity Date.

Valuation Dates:	Monthly, on the 29th day of each month during the term of the Notes (or if such day is not a Scheduled Trading Day, the next following Scheduled Trading Day), beginning in August 2014, and ending on the Final Valuation Date.

Initial Price:***	[—], the Closing Price of the Reference Asset on the Initial Valuation Date.

Final Price:***	The Closing Price of the Reference Asset on the Final Valuation Date.

Barrier Price:***	[—], which is 60.00% of the Initial Price, rounded to the nearest cent.

Closing Price:

With respect to the Reference Asset on a Trading Day, the official closing price per share of the Reference Asset as displayed on Bloomberg Professional® service page “TSLA UW <Equity>” or any successor page on Bloomberg Professional® service or any successor service, as applicable.

In certain circumstances, the closing price per share of the Reference Asset will be based on the alternate calculation as described in “Reference Assets—Share Adjustments Relating to Securities with an Equity Security as the Reference Asset” in the accompanying prospectus supplement.

Scheduled Trading Day:	The term “Scheduled Trading Day” has the meaning set forth under “Reference Assets—Equity Securities—Market Disruption Events Relating to Securities with an Equity Security as the Reference Asset” in the accompanying prospectus supplement.

Business Day:	Any day that is a Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in New York City or London generally, are authorized or obligated by law or executive order to close.

Business Day Convention:	Following Business Day

Day Count Convention:	Scheduled Trading Days in Accrual Period/252

Calculation Agent:	Barclays Bank PLC

CUSIP/ISIN:	06741UGU2 / US06741UGU25

*	Subject to postponement in the event of a Market Disruption Event, as described under “Selected Purchase Considerations—Market Disruption Events” in this preliminary pricing supplement.
**	If such day is not a business day, payment will be made on the immediately following business day with the same force and effect as if made on the specified date. No additional interest will accrue as a result of delayed payment.
***	Subject to adjustment as described under “Reference Assets—Equity Securities—Share Adjustments Relating to Securities with an Equity Security as the Reference Asset” in the accompanying prospectus supplement.

PPS-2

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this pricing supplement together with the prospectus dated July 19, 2013, as supplemented by the prospectus supplement dated July 19, 2013 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part. This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated July 19, 2013:

http://www.sec.gov/Archives/edgar/data/312070/000119312513295636/d570220df3asr.htm

•	Prospectus Supplement dated July 19, 2013:

http://www.sec.gov/Archives/edgar/data/312070/000119312513295715/d570220d424b3.htm

Our SEC file number is 1-10257. As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

PPS-3

ADDITIONAL INFORMATION REGARDING OUR ESTIMATED VALUE OF THE NOTES

The final terms for the Notes will be determined on the date the Notes are initially priced for sale to the public, which we refer to as the Initial Valuation Date, based on prevailing market conditions on the Initial Valuation Date, and will be communicated to investors either orally or in a final pricing supplement.

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates, and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables such as market benchmarks, our appetite for borrowing, and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the Initial Valuation Date is based on our internal funding rates. Our estimated value of the Notes may be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the notes on the Initial Valuation Date is expected to be less than the initial issue price of the Notes. The difference between the initial issue price of the Notes and our estimated value of the Notes is expected to result from several factors, including any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

Our estimated value on the Initial Valuation Date is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the Initial Valuation Date for a temporary period expected to be approximately six months after the initial issue date of the Notes because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes which we will no longer expect to incur over the term of the Notes. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the Notes based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Selected Risk Considerations” beginning on page PPS-10 of this preliminary pricing supplement.

You may revoke your offer to purchase the Notes at any time prior to the Initial Valuation Date. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their Initial Valuation Date. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

PPS-4

HYPOTHETICAL AMOUNTS PAYABLE ON THE NOTES

The examples below illustrate the various payments you may receive on the Notes in a number of different hypothetical scenarios. These examples are only hypothetical and do not indicate the actual payments or return you will receive on the Notes.

Hypothetical Monthly Interest Payments per Note

As described above, the Notes may pay a contingent monthly Interest Payment on each Interest Payment Date at a per annum Interest Rate calculated based on the Closing Price on each Scheduled Trading Day in the Accrual Period, the Above Barrier Rate and Accrual Factor. The following illustrates the process by which the Interest Rate and Interest Payment are determined for any such Accrual Period.

For purposes of these examples, we assume that the Notes have not been called pursuant to the “Automatic Call” provisions described in this preliminary pricing supplement. If the Notes are automatically called, the investor would receive on the related Interest Payment Date an amount in cash per Note equal to $1,000 plus the related Interest Payment, if any. In that case, the investor will not receive any additional Interest Payments or any other payments on the Notes following the Early Redemption Date.

Interest Rate Calculation

Step 1: Calculate the Accrual Factor.

For each Scheduled Trading Day in an Accrual Period, the Closing Price is determined and evaluated relative to the Barrier Price. The amount of interest payable on the Notes for any Accrual Period is dependent on the Accrual Factor. The Accrual Factor for any Accrual Period is a fraction, where the numerator reflects the number of Scheduled Trading Days in that Accrual Period on which the Closing Price is (or is deemed to be) greater than or equal to the Barrier Price, and the denominator reflects the total number of Scheduled Trading Days in that Accrual Period.

Step 2: Calculate the annual Interest Rate for each Accrual Period.

For each Scheduled Trading Day in an Accrual Period on which the Closing Price is (or is deemed to be) greater than or equal to the Barrier Price, the applicable Above Barrier Rate will accrue.

Stated mathematically, the interest rate per annum for any Accrual Period will be equal to the product of (1) the Above Barrier Rate and (2) the applicable Accrual Factor. The maximum possible per annum Interest Rate for any Accrual Period will be equal to the Above Barrier Rate of 9.50% per annum, and the actual interest rate per annum for any Accrual Period will decrease in proportion to the number of Scheduled Trading Days in the Accrual Period that the Closing Price is less than the Barrier Price. As a result, the possible per annum Interest Rate for an Accrual Period could potentially be zero. See “Selected Risk Factors— Potential Return Limited to Contingent Interest Payments or Interest Payment Risk” below.

Step 3: Calculate the Interest Payment amount payable for each Interest Payment Date.

For each Accrual Period, once the Calculation Agent has determined the applicable interest rate per annum, the Calculation Agent will calculate the effective interest rate for the Accrual Period by multiplying the annual interest rate determined for that Accrual Period by the day count convention. The resulting effective interest rate is then multiplied by the relevant principal amount of the Notes to determine the actual interest amount payable on the related Interest Payment Date. No adjustments to the amount of interest calculated will be made in the event an Interest Payment Date is not a business day.

PPS-5

Additional examples of Interest Rate and Interest Payment Calculations

The following examples illustrate how the per annum Interest Rate and Interest Payment amount would be calculated for a given Accrual Period under different Accrual Factor scenarios. These examples assume the Above Barrier Rate for the Accrual Period of 9.50% per annum and further assume that there are twenty Scheduled Trading Days in the Accrual Period. The Notes will have monthly Interest Payment Dates, and Interest Payments will be calculated using a Scheduled Trading Days/252 day count basis (such that the applicable day count fraction for the monthly Interest Payment will be: Scheduled Trading Days in Accrual Period/252).

These values and assumptions have been chosen arbitrarily for the purpose of these examples, and should not be taken as indicative of the future performance of the Reference Asset. Numbers in the table below have been rounded for ease of analysis.

Above Barrier Rate (per annum)	Number of Scheduled Trading Days in Accrual Period on which the Closing Price is greater than or equal to the Barrier Price	Accrual Factor	Interest Rate (per annum)[1]	Effective Interest Rate[2]	Monthly Interest Payment (per $1,000 Note) [3]
9.50%	20	100%	9.5000%	0.7540%	$7.54
9.50%	15	75%	7.1250%	0.5655%	$5.66
9.50%	10	50%	4.7500%	0.3770%	$3.77
9.50%	5	25%	2.3750%	0.1885%	$1.89
9.50%	0	0%	0.0000%	0.0000%	$0.00

1.	The interest rate per annum is equal to the product of (1) the Above Barrier Level Rate and (2) the applicable Accrual Factor. For purposes of these examples, the No interest will accrue for any Scheduled Trading Days in the Accrual Period on which the Closing Price was less than the Barrier Price.
2.	Effective interest rate equals the interest rate per annum multiplied by the monthly day count fraction (Scheduled Trading Days in Accrual Period/252).
3.	Interest Payment equals the principal amount times the effective interest rate, rounded to the nearest cent.

Example 1: If, on every Scheduled Trading Day during the relevant Accrual Period, the Closing Price is greater than or equal to the Barrier Price, the related Accrual Factor would equal 100%, or 1.0. In this case, the Above Barrier Rate of 9.50% would accrue for every Scheduled Trading Day in the Accrual Period. As a result, the per annum interest rate for that Accrual Period would be equal to the Above Barrier Rate of 9.50%, the maximum per annum interest rate for that Accrual Period, and you would receive an Interest Payment of $7.54 per $1,000 principal amount of Notes on the related monthly Interest Payment Date, calculated as follows:

Effective Interest Rate = 9.50% × Scheduled Trading Days in Accrual Period/252) = 0.7540%

Interest Payment = $1,000 × 0.7540% = $7.54

Example 2: If the Closing Price is greater than or equal to the Barrier Price on 25.00% of the Scheduled Trading Days in the relevant Accrual Period, but less than the Barrier Price on the other 75.00% of the relevant Scheduled Trading Days, the related Accrual Factor would equal 25.00%, or 0.25. In this case, the Above Barrier Rate of 9.50% would accrue for 25.00% of the Scheduled Trading Days in that Accrual Period, while no interest would accrue for the remaining 75.00% of the Scheduled Trading Days in that Accrual Period. As a result, the per annum interest rate for that Accrual Period would be 2.3750%, calculated as follows:

Per Annum Interest Rate = (9.50% × 0.25) = 2.3750%

Based on the per annum interest rate for the relevant Accrual Period determined per the above, you would receive an interest payment of $1.89 per $1,000 principal amount of Notes on the related monthly Interest Payment Date, calculated as follows:

Effective Interest Rate = 2.3750% × (Scheduled Trading Days in Accrual Period/252) = 0.1885%

Interest Payment = $1,000 × 0.1885% = $1.89

Example 3: If, on every Scheduled Trading Day during the relevant Accrual Period, the Closing Price is less than the Barrier Price, the related Accrual Factor would equal 0%, or 0.00. In this case, no interest would accrue on any Scheduled Trading Day in the Accrual Period. As a result, the per annum interest rate for that Accrual Period would be equal to 0.00%, and you would not receive any Interest Payment on the related monthly Interest Payment Date.

PPS-6

Hypothetical Payment at Maturity Assuming a Range of Performance for the Reference Asset (Excludes any Interest Payment Payable at Maturity)

The following illustrate the hypothetical amounts payable at maturity. The hypothetical payment at maturity examples set forth below are for illustrative purposes only and may not be the actual payment at maturity applicable to a purchaser of the Notes. The numbers appearing in the following table have been rounded for ease of analysis. Note that, for purposes of the hypothetical payment at maturity calculations set forth below, we are assuming that (i) the hypothetical Initial Price is 100.00*, and (ii) the Notes are not automatically called pursuant to the “Automatic Call” provisions described on the cover page of this preliminary pricing supplement. The hypothetical examples set forth below do not take into account any tax consequences from investing in the Notes.

The payment at maturity, in addition to any final Interest Payment, will depend on whether the Reference Asset Return is greater than, equal to or less than -40.00%. You will receive (subject to our credit risk) a payment at maturity equal to the principal amount of your Notes only if the Reference Asset Return (as measured from the Initial Valuation Date and the Final Valuation Date) is equal to or greater than -40.00%.

If the Final Price declines from the Initial Price by more than 40%, you amount of your principal that you will receive (subject to our credit risk) at maturity will reflect the negative performance of the Reference Asset from its Initial Price to its Final Price. You will be fully exposed to such negative performance, and you will lose some or all of the principal amount of your Notes.

*	The hypothetical Initial Price of 100.00 has been chosen for illustrative purposes only and does not represent an actual likely Initial Price. The actual Initial Price will be equal to the Closing Price of the Reference Asset on the Initial Valuation Date. The Closing Price of the Reference Asset on July 25, 2014 was $223.57. For more information about recent trading prices of the Reference Asset, please see “Information Regarding the Reference Asset” below.

Final Price ($)	Reference Asset Return	Payment at Maturity*
150.00	50.00%	$1,000.00
140.00	40.00%	$1,000.00
130.00	30.00%	$1,000.00
120.00	20.00%	$1,000.00
110.00	10.00%	$1,000.00
105.00	5.00%	$1,000.00
100.00	0.00%	$1,000.00
90.00	-10.00%	$1,000.00
80.00	-20.00%	$1,000.00
70.00	-30.00%	$1,000.00
60.00	-40.00%	$1,000.00
50.00	-50.00%	$500.00
40.00	-60.00%	$400.00
30.00	-70.00%	$300.00
20.00	-80.00%	$200.00
10.00	-90.00%	$100.00
0.00	-100.00%	$0.00

*	Per $1,000 principal amount Note (excludes any Interest Payment payable at maturity)

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the payments at maturity set forth in the table above are calculated.

Example 1: The price of the Reference Asset increases from an Initial Price of $100.00 to a Final Price of $110.00.

Because the Final Price is greater than the Initial Price and, accordingly, the Reference Asset Return is not less than -40.00%, the investor receives a payment at maturity of $1,000 per $1,000 principal amount Note (plus the final Interest Payment, if one is due).

Example 2: The price of the Reference Asset decreases from an Initial Price of $100.00 to a Final Price of $800.00.

Although the Final Price is less than the Initial Price, the Reference Asset Return is not less than -40.00%. Accordingly, the investor receives a payment at maturity of $1,000 per $1,000 principal amount Note (plus the final Interest Payment, if one is due).

Example3: The price of the Reference Asset decreases from an Initial Price of $100.00 to a Final Price of $30.00.

Because Reference Asset Return is less than -40.00%, the investor receives a payment at maturity of $300.00 per $1,000 principal amount Note (plus the final Interest Payment, if one is due), calculated as follows:

$1,000 + [$1,000 × Reference Asset Return]

$1,000 + [$1,000 × -70.00%] = $300.00

PPS-7

SELECTED PURCHASE CONSIDERATIONS

•	Market Disruption Events—The Final Valuation Date, the Maturity Date and the payment at maturity are subject to postponement as described in the following paragraphs.

If the Calculation Agent determines that, on a Call Valuation Date (other than the Final Valuation Date), a Market Disruption Event occurs or is continuing in respect of the Reference Asset, the relevant Call Valuation Date will be postponed solely for the purposes of determining whether the Notes are automatically called with respect to such Call Valuation Date. If such postponement occurs, solely for the purpose of determining whether the Notes are automatically called, the Closing Price on such Call Valuation Date will be determined on the first following Scheduled Trading Day on which no Market Disruption Event occurs or is continuing. In no event, however, will the Final Valuation Date be postponed by more than five Scheduled Trading Days. If the Calculation Agent determines that a Market Disruption Event occurs or is continuing on such fifth day, the Calculation Agent will make an estimate of the Closing Price that would have prevailed on such fifth day in the absence of such Market Disruption Event. If a Call Valuation Date (other than the Final Valuation Date) is postponed, and the Notes are automatically called with respect to such Call Valuation Date, the Early Redemption Date will be the fifth Business Day following the Call Valuation Date, as postponed.

If, on the Final Valuation Date, a Market Disruption Event occurs or is continuing in respect of the Reference Asset, the Final Valuation Date will be postponed solely for the purpose of determining the payment at maturity (excluding the final Interest Payment, if any). If such postponement occurs, the Final Price shall be determined using the Closing Price on the first following Scheduled Trading Day on which no Market Disruption Event occurs or is continuing. In no event, however, will the Final Valuation Date be postponed by more than five Scheduled Trading Days. If the Calculation Agent determines that a Market Disruption Event occurs or is continuing on such fifth day, the Calculation Agent will make an estimate of the Final Price that would have prevailed on such fifth day in the absence of such Market Disruption Event. If the Final Valuation Date is postponed, the Maturity Date will be the third Business Day following the Final Valuation Date, as postponed.

The postponements described in the preceding two paragraphs will be solely for the purposes of determining (i) whether the Notes are called with respect to any Call Valuation Date and (ii) the payment at maturity (excluding the final Interest Payment, if any). For purposes of determining the Interest Payment, if any, payable with respect to each Accrual Period (including the final Accrual Period), if the Reference Asset is subject to a Market Disruption Event on any day that would otherwise be a Scheduled Trading Day during an Accrual Period, the Closing Price on such date will equal the Closing Price observed on the immediately preceding Scheduled Trading Day on which no Market Disruption Event occurred or was continuing. As such, if a Call Valuation Date or the Final Valuation Date is subject to a Market Disruption Event, the Closing Price attributable to such date solely for purposes of the determining the Interest Payment that is due on the related Interest Payment Date (which, in the case of the Final Valuation Date, will be the Maturity Date) will be equal to Closing Price observed on the immediately preceding Scheduled Trading Day on which no Market Disruption Event occurred or was continuing. However, for purposes of determining (i) whether the Notes are automatically called on a Call Valuation Date or (ii) the Final Price (in order to determine whether the Reference Asset Return is greater than, equal to, or less than -50.00%, and subsequently, to determine the payment at maturity, excluding the final Interest Payment, if any), the Closing Price on the Call Valuation Date or the Final Valuation Date, as applicable, will be determined as described above.

For a description of what constitutes a Market Disruption Event, see “Reference Assets—Equity Securities—Market Disruption Events Relating to Securities with an Equity Security as the Reference Asset” in the accompanying prospectus supplement.

•	Adjustments to the Reference Asset—For a description of adjustments that may affect the Reference Asset and the Notes, see Reference Assets—Equity Securities—Share Adjustments Relating to Securities with an Equity Security as the Reference Asset” in the accompanying prospectus supplement.

•	Material U.S. Federal Income Tax Considerations—The material tax consequences of your investment in the Notes are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. Except as noted under “Non-U.S. Holders” below, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement (for example, except with respect to the discussion under “Non-U.S. Holders” below, if you did not purchase your Notes in the initial issuance of the Notes). In addition, this discussion does not apply to you if you purchase your Notes for less than the principal amount of the Notes.

PPS-8

The U.S. federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described below. Pursuant to the terms of the Notes, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Notes as a contingent income-bearing derivative contract with respect to the Reference Asset.

If your Notes are properly treated as a contingent income-bearing derivative contract, you will likely be taxed on any Interest Payments you receive on the Notes as ordinary income in accordance with your regular method of accounting for U.S. federal income tax purposes. In addition, you should recognize gain or loss upon the sale, redemption or maturity of your Notes in an amount equal to the difference (if any) between the amount you receive at such time and your tax basis in the Notes. Except as described below, such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year, and otherwise should generally be short-term capital gain or loss. Short-term capital gains are generally subject to tax at the marginal tax rates applicable to ordinary income. However, it is possible that you should recognize ordinary income upon the sale of your Notes to the extent of the portion of the sale proceeds that relates to accrued Interest Payments that you have not yet included in ordinary income. Any character mismatch arising from your inclusion of ordinary income in respect of any Interest Payments and capital loss (if any) upon the sale, redemption or maturity of your Notes may result in adverse tax consequences to you because an investor’s ability to deduct capital losses is subject to significant limitations.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Notes in the manner described above. This opinion assumes that the description of the terms of the Notes in this preliminary pricing supplement is materially correct.

NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW YOUR NOTES SHOULD BE TREATED FOR U.S. FEDERAL INCOME TAX PURPOSES. AS A RESULT, THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF YOUR INVESTMENT IN THE NOTES ARE UNCERTAIN. ACCORDINGLY, WE URGE YOU TO CONSULT YOUR TAX ADVISOR AS TO THE TAX CONSEQUENCES OF INVESTING IN THE NOTES.

Alternative Treatments. As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the Notes, possibly with retroactive effect. Other alternative treatments for your Notes may also be possible under current law. For example, it is possible that the Notes could be treated as debt instruments subject to the special tax rules governing contingent payment debt instruments. Under the contingent payment debt instrument rules, you generally would be required to accrue interest on a current basis in respect of the Notes over their term based on the comparable yield and projected payment schedule for the Notes and pay tax accordingly, even though these amounts may exceed the Interest Payments (if any) that are made on the Notes. You would also be required to make adjustments to your accruals if the actual amounts that you receive in any taxable year differ from the amounts shown on the projected payment schedule. In addition, any gain you may recognize on the sale, redemption or maturity of the Notes would be taxed as ordinary interest income and any loss you may recognize on the sale, redemption or maturity of the Notes would generally be ordinary loss to the extent of the interest you previously included as income without an offsetting negative adjustment and thereafter would be capital loss. You should consult your tax advisor as to the special rules that govern contingent payment debt instruments.

It is also possible that your Notes could be treated as an investment unit consisting of (i) a debt instrument that is issued to you by us and (ii) a put option in respect of the Reference Asset that is issued by you to us. You should consult your tax advisor as to the possible consequences of this alternative treatment.

For a further discussion of the tax treatment of your Notes and any Interest Payments to be made on the Notes as well as other possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Derivative Contracts” in the accompanying prospectus supplement. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes. For additional, important considerations related to tax risks associated with investing in the Notes, you should also examine the discussion in “Selected Risk Considerations—Taxes”, in this preliminary pricing supplement.

Non-U.S. Holders. Barclays currently does not withhold on payments to non-U.S. holders in respect of instruments such as the Notes. However, if Barclays determines that there is a material risk that it will be required to withhold on any such payments, Barclays may withhold on any Interest Payments at a 30% rate, unless you have provided to Barclays (i) a valid Internal Revenue Service Form W-8ECI or (ii) a valid Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E claiming tax treaty benefits that reduce or eliminate withholding. If Barclays elects to withhold and you have provided Barclays with a valid Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E claiming tax treaty benefits that reduce or eliminate withholding, Barclays may nevertheless withhold up to 30% on any

PPS-9

Interest Payments it makes to you if there is any possible characterization of the payments that would not be exempt from withholding under the treaty. Non-U.S. holders will also be subject to the general rules regarding information reporting and backup withholding as described under the heading “Certain U.S. Federal Income Tax Considerations—Information Reporting and Backup Withholding” in the accompanying prospectus supplement.

The following replaces the discussion of Section 871(m) of the Internal Revenue Code in the accompanying prospectus supplement under “Certain U.S. Federal Income Tax Considerations—Tax Treatment of Non-U.S. Holders.” The Treasury Department has issued proposed regulations under Section 871(m) of the Internal Revenue Code which would, if finalized in their current form, impose U.S. federal withholding tax on “dividend equivalent” payments made on certain financial instruments linked to U.S. corporations (which the proposed regulations refer to as “specified ELIs”) that are owned by non-U.S. holders. According to a notice issued by the Internal Revenue Service on March 4, 2014, the Internal Revenue Service intends to issue regulations providing that the term “specified ELI” will exclude any instrument issued prior to 90 days after the date when the proposed regulations under Section 871(m) are finalized. Accordingly, we anticipate that non-U.S. holders of the Notes will not be subject to tax under Section 871(m) of the Internal Revenue Code.

SELECTED RISK CONSIDERATIONS

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Reference Asset. These risks are explained in more detail in the “Risk Factors” section of the prospectus supplement, including the risk factors discussed under the following headings:

•	“Risk Factors—Risks Relating to All Securities”;

•	“Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities or Shares or Other Interests in Exchange-Traded Funds, That Contain Equity Securities or Shares or Other Interests in Exchange-Traded Funds or That Are Based in Part on Equity Securities or Shares or Other Interests in Exchange-Traded Funds;

•	“Risk Factors—Additional Risks Relating to Notes Which Are Not Characterized as Being Fully Principal Protected or Are Characterized as Being Partially Protected or Contingently Protected”;

•	“Risk Factors—Additional Risks Relating to Notes Which Pay No Interest or Pay Interest at a Low Rate”;

•	“Risk Factors—Additional Risks Relating to Securities Which We May Call or Redeem (Automatically or Otherwise); and

•	“Risk Factors—Additional Risks Relating to Securities with a Barrier Percentage or a Barrier Level.”

In addition to the risks described above, you should consider the following:

•	Your Investment in the Notes May Result in a Significant Loss; No Principal Protection—The Notes do not guarantee any return of principal. If the Reference Asset Return is less than -40.00%, the payment at maturity that you receive (in addition to the final Interest Payment, if one is due) will be fully exposed to the negative performance of the Reference Asset from the Initial Price to the Final Price. If the Reference Asset Return is less than -40.00%, you will lose some or all of the principal amount of your Notes. You may lose up to 100% of your investment in the Notes (without taking into account any Interest Payments made on the Notes).

Any payment on the Notes, including any principal protection feature, is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in this preliminary pricing supplement.

•	Credit of Issuer—The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any principal protection provided at maturity, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

•	The Interest Payments on the Notes Will Depend on Whether or Not the Closing Price is above the Barrier Price on a each Scheduled Trading Day during an Accrual Period—Investing in the Notes is not equivalent to investing in shares of the Reference Asset or ordinary debt securities that provide for fixed regular payment of interest. Instead, the amount of interest payable on the Notes for any Accrual Period is dependent on whether the Closing Price is greater than the Barrier Price on the Scheduled Trading Days during a given Accrual Period. For each Scheduled Trading Day in an Accrual Period on which the Closing Price is (or is deemed to be) equal to or greater than the Barrier Price, the Above Barrier Rate will accrue; conversely, for each Scheduled Trading Day in an Accrual Period on which the Closing Price is less than the Barrier Price, no interest will accrue. As a result, if the Closing Price is less than the Barrier Price on one or more Scheduled Trading Days during an Accrual Period, then the interest rate for that Accrual Period, and the amount of interest paid on the related Interest Payment Date, will decrease in proportion to the number of Scheduled Trading Days in the Accrual Period that the Closing Price is less than the Barrier Price.

PPS-10

•	Potential Return Limited to the Interest Payments, if Any—The return on the Note is limited to the Interest Payments, if any, that may be due during the term of the Notes. You will not participate in any appreciation in the value of the Reference Asset. If, on every Scheduled Trading Day in an Accrual Period the Closing Price is less than the Barrier Price, then you will not receive any interest payment on the related Interest Payment Date. It may be possible that the Closing Price is less than the Barrier Price on every Scheduled Trading Day in every Accrual Period, which would result in you receiving no interest payments on your Notes throughout all Accrual Periods.

PPS-11

•	Potential Early Exit—While the original term of the Notes is as indicated on the cover page of this preliminary pricing supplement, the Notes may be automatically called if the Closing Price of the Reference Asset on any Call Valuation Date, beginning with the Call Valuation Date scheduled to occur in the month of October 2014, is equal to or greater than the Initial Price.

If the Notes are automatically called, you will receive on the applicable Early Redemption Date a cash payment equal to 100% of the principal amount of your Notes together with any Interest Payment that may be due on such date. This amount may be less than the payment that you would have otherwise been entitled to receive at maturity, and you may not be able to reinvest any amounts received on the Early Redemption Date in a comparable investment with similar risk and yield. No additional payments will be due after the Early Redemption Date.

•	The Payment at Maturity (Excluding the Interest Payment, if Any) of Your Notes is Not Based on the Price of the Reference Asset at Any Time Other than the Closing Price on the Final Valuation Date—The Final Price will be based solely on the Closing Price on the Final Valuation Date. Therefore, if the price of the Reference Asset drops precipitously on the Final Valuation Date, the payment at maturity, if any, that you will receive for your Notes may be significantly less than it would otherwise have been had such payment been linked to the price of the Reference Asset at any time prior to such drop.

•	Holding the Notes is not the Same as Owning Directly the Reference Asset; No Dividend Payments or Voting Rights—As a holder of the Notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of shares of the Reference Asset would have.

•	Suitability of the Notes for Investment—You should reach a decision whether to invest in the Notes after carefully considering, with your advisors, the suitability of the Notes in light of your investment objectives and the specific information set out in this preliminary pricing supplement, the prospectus supplement and the prospectus. Neither the Issuer nor any dealer participating in the offering makes any recommendation as to the suitability of the Notes for investment.

•	Single Equity Risk—The price of the Reference Asset can rise or fall sharply due to factors specific to the Reference Asset and its issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. We urge you to review financial and other information filed periodically with the SEC by the issuer of the Reference Asset. We have not undertaken any independent review or due diligence of the issuer’s SEC filings or of any other publicly available information regarding the issuer.

•	Historical Performance of the Reference Asset Should Not Be Taken as Any Indication of the Future Performance of the Reference Asset Over the Term of the Notes—The historical performance of the Reference Asset is not an indication of the future performance of that Reference Asset over the term of the Notes. Therefore, the performance of the Reference Asset over the term of the Notes may bear no relation or resemblance to the historical performance of the Reference Asset.

•	The Estimated Value of Your Notes Might be Lower if Such Estimated Value Were Based on the Levels at Which Our Debt Securities Trade in the Secondary Market—The estimated value of your Notes on the Initial Valuation Date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated values referenced above may be lower if such estimated values were based on the levels at which our benchmark debt securities trade in the secondary market.

•	The Estimated Value of Your Notes is Expected to be Lower Than the Initial Issue Price of Your Notes—The estimated value of your Notes on the Initial Valuation Date is expected to be lower, and may be significantly lower, than the initial issue price of your Notes. The difference between the initial issue price of your Notes and the estimated value of the Notes is expected as a result of certain factors, such as any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

•	The Estimated Value of the Notes is Based on Our Internal Pricing Models, Which May Prove to be Inaccurate and May be Different from the Pricing Models of Other Financial Institutions—The estimated value of your Notes on the Initial Valuation Date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions which may be purchasers or sellers of Notes in the secondary market. As a result, the secondary market price of your Notes may be materially different from the estimated value of the Notes determined by reference to our internal pricing models.

PPS-12

•	The Estimated Value of Your Notes Is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, if any, and Such Secondary Market Prices, If Any, Will Likely be Lower Than the Initial Issue Price of Your Notes and Maybe Lower Than the Estimated Value of Your Notes—The estimated value of the Notes will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Notes in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Notes. Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Notes such as fees, commissions, discounts, and the costs of hedging our obligations under the Notes, secondary market prices of your Notes will likely be lower than the initial issue price of your Notes. As a result, the price, at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be lower than the price you paid for your Notes, and any sale prior to the maturity date could result in a substantial loss to you.

•	The Temporary Price at Which We May Initially Buy The Notes in the Secondary Market And the Value We May Initially Use for Customer Account Statements, If We Provide Any Customer Account Statements At All, May Not Be Indicative of Future Prices of Your Notes—Assuming that all relevant factors remain constant after the Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market (if Barclays Capital Inc. makes a market in the Notes, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Notes on the Initial Valuation Date, as well as the secondary market value of the Notes, for a temporary period after the initial issue date of the Notes. The price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Notes.

•	We and Our Affiliates May Engage in Various Activities or Make Determinations That Could Materially Affect Your Notes in Various Ways and Create Conflicts of Interest—We and our affiliates establish the offering price of the Notes for initial sale to the public, and the offering price is not based upon any independent verification or valuation. Additionally, the role played by Barclays Capital Inc., as a dealer in the Notes, could present it with significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Notes. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Notes and such compensation or financial benefit may serve as an incentive to sell these Notes instead of other investments. We may pay dealer compensation to any of our affiliates acting as agents or dealers in connection with the distribution of the Notes. Furthermore, we and our affiliates make markets in and trade various financial instruments or products for their own accounts and for the account of their clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, instruments or assets that may serve as the underliers, basket underliers or constituents of the underliers of the Notes. Such market making, trading activities, other investment banking and financial services may negatively impact the value of the Notes. Furthermore, in any such market making, trading activities, and other services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the Notes. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Notes into account in conducting these activities.

•	Additional Potential Conflicts—In addition to the variety of roles that we and our affiliates play in connection with the issuance of the Notes described above under “We and Our Affiliates May Engage in Various Activities or Make Determinations That Could Materially Affect Your Notes in Various Ways and Create Conflicts of Interest”, we also act as calculation agent and may enter into transactions to hedge our obligations under the Notes. In performing these varied duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

•	Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice. Barclays Capital Inc. may at any time hold unsold inventory, which may inhibit the development of a secondary market for the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•

Taxes—The U.S. federal income tax treatment of the Notes is uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described above. As discussed further in the accompanying prospectus supplement, the Internal Revenue Service issued a notice in 2007 indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Notes at a rate that may exceed any Interest Payments that you receive on the Notes and whether all or part of the gain you may recognize upon the sale, redemption or maturity of an instrument such as the Notes should be treated as

PPS-13

ordinary income. Similarly, the Internal Revenue Service and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts and contingent notional principal contracts. While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the Notes (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case (i) increase the likelihood that you will be required to accrue income in respect of the Notes even if you do not receive any payments with respect to the Notes until redemption or maturity and (ii) require you to accrue income in respect of the Notes in excess of any Interest Payments you receive on the Notes. The outcome of this process is uncertain. In addition, any character mismatch arising from your inclusion of ordinary income in respect of any Interest Payments and capital loss (if any) upon the sale, redemption or maturity of your Notes may result in adverse tax consequences to you because an investor’s ability to deduct capital losses is subject to significant limitations. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes.

•	Many Economic and Market Factors Will Impact the Value of the Notes—In addition to the price of the Reference Asset on any Scheduled Trading Day and the factors set forth above, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the Reference Asset;

•	the time to maturity of the Notes;

•	the dividend rate, if any, on the Reference Asset;

•	interest and yield rates in the market generally;

•	a variety of economic, financial, political, regulatory or judicial events;

•	supply and demand for the Notes; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

PPS-14

INFORMATION REGARDING THE REFERENCE ASSET

According to publicly available information, Tesla Motors, Inc. (collectively, the “Company”) designs, manufactures and sells high-performance electric vehicles and electric vehicle power train components. The Company owns its sales and service network and sells electric power train components to other automobile manufacturers.

You are urged to read the following section in the accompanying prospectus supplement: “Reference Assets—Equity Securities—Reference Asset Issuer and Reference Asset Information”. Companies with securities registered under the Securities Exchange Act of 1934, as amended, which is commonly referred to as the “Exchange Act”, and the Investment Company Act of 1940, as amended, which is commonly referred to as the “’40 Act”, are required to periodically file certain financial and other information specified by the SEC. Information provided to or filed with the SEC electronically can be accessed through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information provided to or filed with the SEC pursuant to the Exchange Act or the ’40 Act by the Company can be located by reference to its SEC file number: 001-34756 or its CIK Code: 0001318605.

The summary information above regarding the Company comes from the Company’s SEC filings. You are urged to refer to the SEC filings made by the Company and to other publicly available information (such as the Company’s annual report) to obtain an understanding of the Company’s business and financial prospects. The summary information contained above is not designed to be, and should not be interpreted as, an effort to present information regarding the financial prospects of any issuer or any trends, events or other factors that may have a positive or negative influence on those prospects or as an endorsement of any particular issuer.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this preliminary pricing supplement or any accompanying prospectus or prospectus supplement. We have not undertaken any independent review or due diligence of the Company’s SEC filings or of any other publicly available information regarding the Company.

Historical Performance of the Common Stock of Tesla Motors, Inc.

The following table sets forth the high and low daily closing prices prices, as well as end-of-quarter Closing Prices, of the Reference Asset during the periods indicated below. These historical trading prices may have been adjusted to reflect certain corporate actions such as stock splits and reverse stock splits.

Quarter/Period Ending	Quarterly High (USD)	Quarterly Low (USD)	Quarterly Close (USD)
June 30, 2010*	23.89	23.83	23.83
September 30, 2010	21.98	15.80	20.26
December 31, 2010	35.47	20.05	26.63
March 31, 2011	28.45	21.83	27.7
June 30, 2011	30.14	24.65	29.13
September 30, 2011	29.73	21.95	24.39
December 31, 2011	34.94	23.66	28.56
March 31, 2012	37.94	22.79	37.24
June 30, 2012	38.01	27.56	31.29
September 30, 2012	35.96	26.10	29.28
December 31, 2012	35.28	27.33	33.87
March 30, 2013	39.48	32.91	37.89
June 30, 2013	110.30	40.50	107.43
September 30, 2013	193.42	109.10	193.42
December 31, 2013	193.00	120.50	150.38
March 31, 2014	254.84	139.34	208.45
June 30, 2014	240.06	178.59	240.06
July 25, 2014**	239.72	215.40	223.57

*	For the period beginning on June 29, 2010 (which was the day on which the Reference Asset commenced trading on NASDAQ) and ending on June 30, 2010.
**	For the period beginning on July 1, 2014 and ending on July 25, 2014.

PPS-15

The following graph sets forth the historical performance of the Reference Asset based on daily Closing Prices from June 29, 2010 (which was the day on which the Reference Asset commenced trading on NASDAQ) through July 25, 2014. The Closing Price of one share of the Reference Asset on July 25, 2014 was $223.57.

We obtained the historical trading price information set forth above from Bloomberg, L.P., without independent verification. The historical performance of the Reference Asset should not be taken as an indication of the future performance of the Reference Asset during the term of the Notes.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We will agree to sell to Barclays Capital Inc. (the “Agent”), and the Agent will agree to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of the related pricing supplement, the document that will be filed pursuant to Rule 424(b) containing the final pricing terms of the Notes. The Agent will commit to take and pay for all of the Notes, if any are taken.

Notwithstanding anything to the contrary in “Plan of Distribution—Initial Offering and Issue of Securities” in the accompanying prospectus, the underwriting discount will be up to $32.50 per Note or 3.25% of the principal amount per Note, as described on the cover page of this preliminary pricing supplement

PPS-16